Monopar Announces New Drug Candidate, MNPR-202, and Enters into
Collaboration Agreement with the National University of Singapore for Preclinical Evaluation in Cancer

Development of novel Camsirubicin analog expands Monopar’s therapeutic pipeline

WILMETTE, IL, June 3, 2021 – Monopar Therapeutics Inc. (Nasdaq: MNPR), a clinical-stage biopharmaceutical company primarily focused on developing proprietary therapeutics designed to extend life or improve the quality of life for cancer patients, today announced it has entered into a collaboration agreement with the Cancer Science Institute of Singapore (CSI Singapore) at the National University of Singapore (NUS) to evaluate the activity of MNPR-202 and related analogs in multiple types of cancer. MNPR-202 was designed to retain the same potentially non-cardiotoxic backbone as camsirubicin but is modified at other positions which may enable it to work in certain cancers that are resistant to camsirubicin and doxorubicin. Monopar recently announced a composition of matter U.S. patent (US10,450,340) covering MNPR-202 and related analogs. While we expect camsirubicin to enter a dose escalation run-in clinical trial in advanced soft tissue sarcoma in the second half of this year, CSI Singapore will explore how the immune system recognizes cancer cells treated with MNPR-202 and related analogs in order to guide the rational design of immunotherapy-chemotherapy combinations for the treatment of cancer.

CSI Singapore is one of Asia’s premier cancer research centers and NUS is consistently ranked as one of the world's top universities. Anand Jeyasekharan, MBBS MRCP (UK) PhD, of CSI Singapore, NUS is an expert in the molecular and biological responses of cancer cells to chemotherapy. Through this collaboration, we hope to gain fundamental insight into how MNPR-202 and related analogs alter the DNA of cancer cells and how the immune system then identifies and eliminates these cells, resulting in immunogenic cell death (ICD). The relationship between chemotherapy and ICD constitutes a prominent pathway for immune system activation against various cancers, including cancers that are considered to be “cold” and poorly responsive to checkpoint inhibition alone. A deeper understanding of ICD response may reveal additional indications where MNPR-202 and related analogs could have significant potential as anticancer therapies.

“By expanding our understanding of MNPR-202 activity against chemotherapy-resistant tumors and working with Dr. Jeyasekharan to assess immunogenic potential, we may be able to inform and refine our development strategy toward indications where MNPR-202 could be most impactful,” said Andrew Mazar, PhD, Chief Scientific Officer of Monopar.

“We believe MNPR-202 has the potential to disrupt the current chemotherapy landscape and impact a broad range of cancers,” said Dr. Anand Jeyasekharan, who will be the Principal Investigator at CSI Singapore. “We are pleased to collaborate with Monopar to further our current research and hope to aid in the advancement of MNPR-202 toward the clinic.”

“We are very excited to work with Cancer Institute of Singapore at the National University of Singapore and Dr. Jeyasekharan on MNPR-202,” said Chandler Robinson, MD, CEO of Monopar. “A world-class reputation paired with deep expertise on the relationship between chemotherapy and immune cell activation make Dr. Jeyasekharan and CSI Singapore a great research partner.”

About Monopar Therapeutics Inc.

Monopar Therapeutics is a clinical-stage biopharmaceutical company primarily focused on developing proprietary therapeutics designed to extend life or improve the quality of life for cancer patients. Monopar's pipeline consists of Validive for the prevention of chemoradiotherapy-induced severe oral mucositis in oropharyngeal cancer patients; camsirubicin for the treatment of advanced soft tissue sarcoma; a late-stage preclinical antibody, MNPR-101, for advanced cancers and severe COVID-19; and an early-stage camsirubicin analog, MNPR-202, for various cancers. For more information, visit: www.monopartx.com.

About the Cancer Science Institute of Singapore (CSI Singapore)

The Cancer Science Institute of Singapore (CSI) is one of only five Research Centres of Excellence established by the Government of Singapore with funding from the National Research Foundation and the Ministry of Education. Its mission is to better understand the causes of human cancer across Asia, and thereby improve its detection, treatment and prevention for the benefit of the patients. The CSI’s outstanding researchers and excellent scientific facilities create an energetic environment for ground-breaking research and world-class training. The CSI is internationally recognized for its innovative research on the biology of cancers prevalent in Asia, and for taking new methods for cancer treatment from the laboratory to the clinic. Through its local and global partnerships, the CSI works with leading minds from multiple scientific and clinical disciplines in Singapore, the USA and Europe, both in academia and in industry. For more information on CSI Singapore, visit https://www.csi.nus.edu.sg/web/.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Examples of these forward-looking statements include statements concerning: whether MNPR-202 will retain the same potentially non-cardiotoxic backbone as camsirubicin or increase potency and circumvent drug resistance pathways in cancer cells; whether Monopar will commence a camsirubicin dose escalation run-in clinical trial in advanced soft tissue sarcoma in the second half of this year; and whether the collaboration with Cancer Science Institute of Singapore (CSI Singapore) at the National University of Singapore (NUS) will result in positive data or the successful development of MNPR-202 and related analogs, if at all. The forward-looking statements involve risks and uncertainties including, but not limited to Monopar’s inability to raise additional capital to complete future preclinical and clinical development; negative or inconclusive data from the studies of MNPR-202 and related analogs conducted in the collaboration with CSI at the NUS; if successful, the potential for commercialization, including uncertainties about levels of demand of MNPR-202 and related analogs; and the significant general risks and uncertainties surrounding the research, development, regulatory approval and commercialization of therapeutics. Actual results may differ materially from those expressed or implied by such forward-looking statements. Risks are described more fully in Monopar's filings with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Monopar undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made. Any forward-looking statements contained in this press release represent Monopar’s views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date.

CONTACT:

Monopar Therapeutics Inc.
Investor Relations
Kim R. Tsuchimoto
Chief Financial Officer
kimtsu@monopartx.com

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